Exhibit 99.1
Nastech to Manufacture Nascobal® Nasal Spray for QOL Medical
Bothell, Wash., October 17, 2005 — Nastech Pharmaceutical Company Inc. (Nasdaq: NSTK), a leader in developing therapeutics using advanced molecular biology-based drug delivery technologies, announced today that, following QOL Medical LLC’s acquisition of Nascobal® (Cyanocobalamin, USP) Nasal Spray for the treatment of vitamin B-12 deficiency from Questcor Pharmaceuticals, Inc. (Amex: QSC), Nastech will be the exclusive manufacturer of the product for QOL Medical.
QOL Medical has assumed the rights and obligations of the asset purchase agreement and the separate supply agreement made with Questcor in June 2003 with certain modifications agreed upon by both parties which include an extension and modification of the supply agreement and the alteration of certain licensing terms in the asset purchase agreement. In connection with the completion of the transaction between Questcor and QOL Medical, Nastech will receive a payment of $2 million from Questcor. QOL Medical will also assume Questcor’s obligation to pay Nastech $2 million on the issuance by the US Patent and Trademark Office of a patent covering any formulation which treats any indication identified in Nastech’s NDA for Nascobal Nasal Spray. Additional financial terms were not disclosed.
“QOL is excited about acquiring the rights to Nascobal Gel and Nascobal Spray. We are particularly excited about the opportunity to launch Nascobal Nasal Spray which represents a significant innovation in the delivery of B12 for patients with B12 deficiency, avoiding the peak and trough B12 levels associated with painful IM injections,” stated Trevor Blake, CEO of QOL. “We are looking forward to working with Nastech and benefiting from their state-of-the-art manufacturing capabilities and years of experience with Nascobal.”
“Nastech looks forward to supplying Nascobal Nasal Spray to QOL and will support their efforts to drive new sales of the product,” said Phil Ranker, Interim Chief Financial Officer of Nastech.
About Nascobal and Vitamin B-12 Deficiency
Nascobal Nasal Gel has been approved and marketed in the U.S. since 1997 for the treatment of malabsorptive and diet-related vitamin B-12 deficiencies and has a proven track record of safety and efficacy. The Nascobal Nasal Spray was approved in February, 2005. Many patients do not experience symptoms. For those who do, symptoms of vitamin B-12 deficiency can include fatigue, weakness, sore tongue, forgetfulness, weight loss, lack of coordination and difficulty walking. Left untreated, vitamin B-12 deficiency may lead to anemia, intestinal problems, and irreversible nerve damage. Nascobal Nasal

Spray is indicated for use in patients with pernicious anemia, other malabsorptive conditions that can result in vitamin B-12 deficiency such as gastric bypass surgery, Crohn’s Disease, HIV/AIDS, and Multiple Sclerosis.
About Nastech
We are a pharmaceutical company developing innovative products based on proprietary molecular biology-based drug delivery technologies. We and our collaboration partners are developing products for multiple therapeutic areas including inflammatory conditions, obesity and osteoporosis. Additional information about Nastech is available at www.nastech.com.
Nastech Forward Looking Statements
Statements made in this press release may be forward-looking statements within the meaning of Federal securities laws that are subject to certain risks and uncertainties and involve factors that may cause actual results to differ materially from those projected or suggested. Factors that could cause actual results to differ materially from those in forward-looking statements include, but are not limited to: (i) the ability of Nastech to obtain additional funding; (ii) the ability of Nastech to attract and/or maintain manufacturing, research, development and commercialization partners; (iii) Nastech’s and/or a partner’s ability to successfully complete product research and development, including preclinical and clinical studies and commercialization; (iv) Nastech’s and/or a partner’s ability to obtain required governmental approvals; and (v) Nastech’s and/or a partner’s ability to develop and commercialize products that can compete favorably with those of competitors. Additional factors that could cause actual results to differ materially from those projected or suggested in any forward-looking statements are contained in Nastech’s most recent periodic reports on Form 10-K and Form 10-Q that are filed with the Securities and Exchange Commission. Nastech assumes no obligation to update and supplement forward-looking statements because of subsequent events.
CONTACTS:
Nastech
Ed Bell
Senior Investor Relations Manager
(425) 908-3639
ir@nastech.com
Noonan Russo
Matthew Haines (Investors/Media)
(212) 845-4235